EXHIBIT 99


                  LETTER TO SECURITIES AND EXCHANGE COMMISSION





March 27, 2002

United States Securities and Exchange Commission
Washington, DC   20549

Re: Temporary Note 3T to Article 3 of Regulation S-X

Ladies and Gentlemen:

FirstFed Bancorp, Inc. has obtained a representation from Arthur Andersen LLP, dated as of March 27, 2002, that states:

"We have audited the consolidated financial statements of FirstFed Bancorp, Inc. and subsidiaries as of December 31, 2001 and for the year then ended and have issued our report thereon dated February 1, 2002. We represent that this audit was subject to our quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, and availability of national office consultation to conduct the relevant portions of the audit. Availability of personnel at foreign affiliates of Arthur Andersen is not relevant to this audit."

FIRSTFED BANCORP, INC.


By:    /s/ Lynn J. Joyce
       -----------------
       Lynn J. Joyce
       Executive Vice President and Chief Financial Officer